EXHIBIT 99.1

INmune Bio Co-Founders to Present at World

Immunotherapy Congress during the Festival of Biologics

San Diego

Presentations to address the role of the innate immune system in treating cancer

LA JOLLA, Calif., Feb. 26, 2019 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB), an immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, today announced that R.J. Tesi, M.D., and Mark Lowdell, Ph.D., are each presenting at the World Immunotherapy Congress USA during the Festival of Biologics San Diego, taking place from March 3 to 5. Dr. Tesi and Dr. Lowdell co-founded the company in 2015 and currently serve as the company’s chief executive office and chief scientific officer, respectively.

“The innate immune system is often overlooked in the fight against disease. We are thrilled to address our peers at this immunotherapy conference,” said Dr. Tesi. “By targeting myeloid derived suppressor cells (MDSC) and activating natural killer (NK) cells, we believe we can reprogram the patient’s immune system to effectively attack and defeat, or control cancer.”

Dr. Tesi will speak during the checkpoint inhibitor session on March 5. His presentation, “Targeting Myeloid Derived Suppressor Cells (MDSC) to Improve Efficacy of Checkpoint Inhibitors”, will discuss how chronic inflammation affects the biology of the tumor microenvironment to promote resistance to immunotherapy including immune checkpoint inhibitors.

Dr. Lowdell, who also serves as a part-time professor at the University College of London where INmuneBio leases research space, will present his team’s latest findings on the differential activation pathways used by NK cells in response to different types of cancer cells, including cancer stem cells. He will speak in the Cell Therapy session on March 4, and will also discuss how knowledge of these unique pathways can lead to stronger cancer therapies and improved patient response. In light of his own experiences in commercialization of his work, Dr. Lowdell will be chairing a panel on March 5 which addresses academia and industry collaborations and highlights the value chain which can be developed.

The Festival of Biologics San Diego is a collection of four biotechnology and healthcare conferences in San Diego, including World Immunotherapy Congress USA, America’s Antibody Congress, World Biosimilar Congress and Clinical Trials Americas. The World Immunotherapy Congress USA brings together the leaders and pioneers of the immunotherapy industry from across the world to exchange the latest in cutting edge ideas and approaches. The conference will take place at the Grand Hyatt Hotel in San Diego.

Details of the presentations are as follows:

March 4, 2019

Time: 3:20 p.m.

Session Title: Cell Therapy

Presenter: Dr. Mark Lowdell

Presentation Title: Tumor-Specific Pathways to NK Cell Activation and How They Can be Used in the Clinic

March 5, 2019

Time: 2:20 p.m.

Session Title: Checkpoint Inhibitors

Presenter: Dr. Raymond J. Tesi

Presentation Title: Targeting Myeloid Derived Suppressor Cells (MDSC) to Improve Efficacy of Checkpoint Inhibitors

March 5, 2019

Time: 3:00 p.m. PT

Panel Title: Industry Collaboration

Panel Chair: Dr. Mark Lowdell

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB) clinical-stage biotechnology company developing therapies targeting the innate immune system to fight disease. INmune Bio is developing three product platforms: two products that reengineer the patient’s innate immune system’s response to cancer and one product to treat neuroinflammation that is currently focused on Alzheimer’s disease. INKmune is a natural killer (NK) cell therapeutic that primes the patient’s NK cells to attack minimal residual disease, the remaining cancer cells that are difficult to detect, which often cause relapse. INB03 inhibits myeloid derived suppressor cells (MDSC), which often cause resistance to immunotherapy, such as anti-PD-1 checkpoint inhibitors. XPro1595 targets neuroinflammation, which causes microglial activation and neuronal cell death. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

INmune Bio Contact:

David Moss, CFO

(858) 964-3720

DMoss@INmuneBio.com

Media Contact:

Antenna Group

Sharon Golubchik

(201) 465-8008

INmuneBio@AntennaGroup.com